Exhibit 10.35

CONSENT AND AMENDMENT NO. 3 TO TERM LOAN AGREEMENT

THIS CONSENT AND AMENDMENT NO. 3 TO TERM LOAN AGREEMENT (this “Amendment”) is entered into as of December 31, 2012, by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), CERBERUS BUSINESS FINANCE LLC, as agent for the Lenders (in such capacity, “Agent”). KELLWOOD COMPANY, a Delaware corporation (“Parent”), the Domestic Subsidiaries of Parent party hereto as Borrowers (together with Parent, the “Borrowers”) and the other Obligors party hereto (together with the Borrowers, the “Loan Parties”).

WHEREAS, the Loan Parties, Agent, and Lenders are parties to that certain Term Loan Agreement dated as of October 19, 2011 (as amended, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, the Loan Parties have notified Agent and the Lenders that Parent and Canadian Recreation Products Inc. (“Canadian RR Sub”) desire to enter into a Purchase Agreement in the form of Exhibit A hereto (the “Royal Robbins Purchase Agreement”) pursuant to which Parent will sell all of the issued and outstanding equity interests of Royal Robbins, LLC (“Royal Robbins” and all such issued and outstanding equity interests of Royal Robbins the “Royal Robbins Transferred Equity Interests”) to RR Acquisition Corporation (“US RR Purchaser”) and Canadian RR Sub will sell the assets described on Exhibit B hereto (the “RR Transferred Assets”) to RR Canada, Inc. (“Canadian RR Purchaser”);

WHEREAS, the Loan Parties have also notified Agent and the Lenders that Phat Fashions LLC (“Phat Fashions”) has entered into a Purchase Agreement in the form of Exhibit C hereto (the “Phat Fashions Purchase Agreement”) pursuant to which Phat Fashions will sell the assets described on Exhibit D hereto (the “PF Transferred Assets”) to Baby Phat Holding Company, LLC (“PF Purchaser”);

WHEREAS, the Loan Parties have requested that Agent and the Lenders consent to (i) the sale by Parent of all of the Royal Robbins Transferred Equity Interests to US RR Purchaser pursuant to the Royal Robbins Purchase Agreement, (ii) the sale by Phat Fashions of the PF Transferred Assets to PF Purchaser pursuant to the Phat Fashions Purchase Agreement, (iii) the release of Royal Robbins as a Borrower and/or Obligor under the Credit Agreement and the other Loan Documents and the release of Agent’s Lien on the assets of Royal Robbins, in each case upon receipt of the Initial RR Consideration (as defined below), (iv) the release of Agent’s Lien on the PF Transferred Assets upon receipt of the Initial PF Consideration (as defined below), and (v) the prepayment of the Obligations under the Credit Agreement in an aggregate amount not less than $10,000,000, with a portion of the Net Cash Proceeds arising from the sale of the Royal Robbins Transferred Equity Interests pursuant to the Royal Robbins Purchase Agreement;

WHEREAS, the Agent and Lenders are willing to provide such consent on the terms provided herein;

WHEREAS, the Loan Parties, Agent and Lenders have also agreed to amend the Credit Agreement in certain respects on the terms provided herein;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2. Consent. In reliance on the representations and warranties of the Loan Parties set forth in Section 7 below and subject to the conditions to effectiveness set forth in Section 6 below, Agent and the Lenders consent to (i) the sale by Parent of the Royal Robbins Transferred Equity Interests to US RR Purchaser pursuant to the Royal Robbins Purchase Agreement, the release of Royal Robbins as a Borrower and/or Obligor under the Credit Agreement and the other Loan Documents and the release of Agent’s Lien on the assets of Royal Robbins, in each case so long as (A) such sale is consummated on or before January 31, 2013 (B) the amount of Net Cash Proceeds arising from the cash purchase price (excluding any escrow amount) paid on the Closing (as defined in the Royal Robbins Purchase Agreement) for the Royal Robbins Transferred Equity Interests (such amount, the “Initial RR Consideration”) is at least $17,500,000 and (C) $10,000,000 of Initial RR Consideration is remitted directly to the Agent and the remaining portion of the Initial RR Consideration is remitted directly to the Revolving Credit Agent for application to the outstanding Revolver Debt, (ii) the sale by Phat Fashions of the PF Transferred Assets to PF Purchaser pursuant to the Phat Fashions Purchase Agreement and the release of Agent’s Lien on the PF Transferred Assets, in each case, so long as (A) such sale is consummated on or before January 31, 2013 (B) the amount of the Net Cash Proceeds arising from the cash purchase price (excluding any escrow amount) paid on the Closing (as defined in the Phat Fashions Purchase Agreement) for the PF Transferred Assets (such amount, the “Initial PF Consideration”) is at least $5,000,000 and (C) the Initial PF Consideration is remitted directly to Revolving Credit Agent for application to the outstanding Revolver Debt, and (iii) the prepayment of the Obligations in an aggregate amount not less than $10,000,000 with a portion of the Net Cash Proceeds arising from the sale of the Royal Robbins Transferred Equity Interests pursuant to the Royal Robbins Purchase Agreement. The foregoing consent shall not be deemed to be a consent to any other deviation from the express terms of the Credit Agreement and the Loan Documents.

3. Amendments to Credit Agreement. In reliance upon the representations and warranties of the Borrower set forth in Section 7 below and subject to the conditions to effectiveness set forth in Section 6 below, the Credit Agreement is hereby amended as follows:

(a) Section 1.1 of the Credit Agreement is hereby amended to add the following definitions in appropriate alphabetical order, as follows:

Initial RR Consideration – as defined in the Third Amendment.

Initial PF Consideration – as defined in the Third Amendment.

PF Transferred Assets – as defined in the Third Amendment.

Phat Fashions Purchase Agreement – as defined in the Third Amendment.

Royal Robbins Investment – collectively, the “Seller Notes” (as defined in the Royal Robbins Purchase Agreement) and the “Earnout Cash” (as defined in the Royal Robbins Purchase Agreement).

Royal Robbins Purchase Agreement – as defined in the Third Amendment.

Royal Robbins Transferred Equity Interests – as defined in the Third Amendment.

Third Amendment – that certain Consent and Amendment No. 3 to Credit Agreement dated as of December 31, 2012 among Agent, Lenders and Loan Parties.

(b) The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Consolidated EBITDA - for any period, for Parent and its Subsidiaries on a consolidated basis and without duplication, an amount equal to the sum (provided, that any gains referred to in clauses (e) or (m) below shall be deducted from such sum) of (without duplication) (a) Consolidated Net Income, (b) Consolidated Net Interest Expense deducted in determining such Consolidated Net Income, (c) the amount of taxes, based on or measured by income, used or included in determining such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) to the extent added or deducted in the calculation of Consolidated Net Income, all gains or losses in connection with restructuring the Calvin Klein license owned by Parent and its Subsidiaries in an aggregate amount not to exceed $3,000,000 in the aggregate for all periods, (f) to the extent deducted in the calculation of Consolidated Net Income, all costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ Koret and Sag Harbor names (including, but not limited to, severance, lease buy-outs, termination costs and losses on inventory), as well as other severance costs, contract termination costs, and costs associated with the shutdown of Borrowers’ Trenton, Tennessee distribution facility, in an aggregate amount not to exceed $1,500,000 during the term of this Agreement; provided, that the aggregate amount added back under this clause (f) for the Fiscal Year ending January 28, 2012 shall not exceed $1,000,000, (g) to the extent deducted in the calculation of Consolidated Net Income, any costs and expenses relating to environmental claims in respect of Borrowers’ New Haven property in an amount not to exceed $2,000,000 in the aggregate for all periods, (h) nonrecurring restructuring charges incurred during Fiscal Years 2012 and 2013, in an aggregate amount for both years not to exceed $1,750,000, to the extent not already covered by any of the clauses (a)-(g) above, (i) losses or expenses reflected in Consolidated Net Income as a result of (A) amounts paid to Sponsor in respect of management fees to the extent (1) permitted under Section 9.2.17 (but not to exceed $3,000,000 in any Fiscal Year) and (2) not included in Consolidated EBITDA for a prior period as accrued but unpaid management fees and expenses pursuant to clause (C) below, (B) amounts paid to Sponsor in respect of expense reimbursements to the extent permitted under Section 9.2.17, and (C) accrued but unpaid management fees and expenses payable to Sponsor permitted under Section 9.2.17, (j) costs and expenses incurred in connection with Permitted Acquisitions, (k) all gains or losses resulting from any adjustments of future purchase price or earnout obligations recorded on the balance sheet (to the extent required by GAAP) in connection with the Rebecca Taylor and Zobha acquisitions or any Permitted Acquisition, in an amount not to exceed $1,000,000 in the aggregate during the term of this Agreement, (l) severance expense incurred outside of a GAAP designated restructuring event not to exceed $25,000 in Fiscal Year 2012, (m) to the extent deducted in the calculation of Consolidated Net Income, expense associated with maintaining the stock option program not to exceed $100,000 during any trailing twelve month period, (n) payment associated with the escheatment audit not to exceed $2,100,000 in aggregate, (o) to the extent deducted in the calculation of Consolidated Net Income, fixed asset write-offs and termination costs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $5,000,000 during the term of this Agreement, (p) to the extent deducted in the calculation of Consolidated Net Income, all non-cash costs associated with inventory write-downs in connection with the closure of certain business segments (including certain retail stores) relating to the Borrowers’ BLK DNM and Lamb and Flag names, in an aggregate amount not to exceed $3,300,000 during the term of this Agreement, and (q) the aggregate amount of all audit, tax, consulting and legal costs and expenses paid by the Loan Parties during such period associated with Project Victory, plus retention payments during such period for Rea Laccone and Christopher LaPolice less estimated pro forma costs for replacement executives for Rea Laccone and Christopher LaPolice during such period. For each period of 12 consecutive Fiscal Months ending next following the date of any Acquisition (whether consummated before or after the Closing Date), Consolidated EBITDA shall include the results of operations of the Person or assets so acquired on a historical pro forma basis, and which amounts may include such adjustments as are permitted under Regulation S-X of the Securities and Exchange Commission and reasonably satisfactory to Agent.”

(c) The definition of “Permitted Investment” in Section 1.1 of the Credit Agreement is hereby amended to replace the reference to “(i)” with a reference to “(j)”.

(d) The definition of “Restricted Investment” in Section 1.1 of the Credit Agreement is hereby amended to (i) replace the “and” after the clause (h) with “,”, (ii) reletter clause “(i)” as “(j)”, and (iii) add the following clause (i):

“(i) the Royal Robbins Investment, and”.

(e) A new sentence is added at the end of Section 2.1.6(b) of the Credit Agreement as follows:

“Notwithstanding anything contained in this Section 2.1.6(b) to the contrary, (i) the Net Cash Proceeds from the sale of the Royal Robbins Transferred Equity Interests pursuant to the Royal Robbins Purchase Agreement shall be used as follows: (A) $10,000,000 shall be used by Obligors to prepay the Obligations, (B) $5,000,000 shall be applied to the prepayment of the Revolver Debt in accordance with Section 2.1.7, and (C) the remaining portion of such Net Cash Proceeds shall pay down the Revolver Debt (without a permanent reduction in the Revolver Commitment (as defined in the Revolver Agreement) or the establishment of a permanent reserve against the Borrowing Base (as defined in the Revolver Agreement), it being understood that such Net Cash Proceeds shall not be required to be reinvested in or otherwise used to repair, replace or restore any properties or assets as provided above in this Section 2.1.6(b) so long as “Excess Proceeds” (as defined in the 2009 Indenture) do not at any time exceed $10,000,000), and (ii) the Net Cash Proceeds from the sale of the PF Transferred Assets pursuant to the Phat Fashions Purchase Agreement shall pay down the Revolver Debt (without a permanent reduction in the Revolver Commitment (as defined in the Revolver Agreement) or the establishment of a permanent reserve against the Borrowing Base (as defined in the Revolver Agreement), it being understood that such Net Cash Proceeds shall not be required to be reinvested in or otherwise used to repair, replace or restore any properties or assets as provided above in this Section 2.1.6(b)).”

4. Continuing Effect. Except as expressly set forth in Section 2 or 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

5. Reduction of SK/Wells Guaranty/Wells Guaranty LC. Pursuant to that certain Waiver, dated as of March 23, 2012 (the “Waiver”), between the Agent, the Lenders, the Loan Parties, and SK Financial Services Corp. (“SK”), in the event that the SK/Wells Guaranty (as defined therein) is terminated (unless such termination is a result of payment in full of under the SK/Wells Guaranty and/or a full draw under the Wells Guaranty LC (as defined therein)) but the SK/Cerberus Guaranty (as defined therein) remains effective, SK shall promptly (but in any event within three (3) Business Days) deliver to the Agent a letter of credit (in form and substance substantially similar to, and issued by the same financial institution that provided, the Wells Guaranty LC) in the amount of the Wells Guaranty LC minus any payments previously made under such Wells Guaranty LC to support SK’s obligations under the SK/Wells Guaranty. Notwithstanding the provisions of the Waiver, the Agent and the Lenders agree that so long as (a) no Event of Default shall have occurred and be continuing, and (b) the Revolving Credit Agent and the Lenders (as defined in the Revolver Agreement) have returned and terminated the Wells Guaranty LC:

(a)	they will accept a letter of credit in the amount of $10,000,000, on terms and conditions mutually acceptable to SK and the Agent; and

(b)	they consent to the reduction of the Guaranty Cap (as defined in the Limited Guaranty dated as of March 23, 2012, made by SK Financial Services Corp. in favor of the Agent (the “SK/Cerberus Guaranty”)) from $20,000,000 (minus any payments previously made under the Wells Guaranty LC to support SK’s obligations under the SK/Wells Guaranty) to $10,000,000.

6. Reaffirmation and Confirmation: Covenant.

(a) Each Loan Party hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable (except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally) and collectible obligations of such Loan Party, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Each Loan Party hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by each Loan Party in all respects.

(b) Each of (i) SCSF Kellwood Finance, LLC (“SCSF Finance”) and Sun Kellwood Finance, LLC (“Sun Finance”, and together with SCSF Finance, the “Sun Guarantors”) hereby ratifies, affirms, acknowledges and agrees that its obligations under that certain Guaranty, dated as of October 19, 2011, made by the Sun Guarantors in favor of the Agent remain in full force and effect and (ii) SK Financial Services Corp. hereby ratifies, affirms, acknowledges and agrees that its obligations under that certain Limited Guaranty dated as of March 23, 2012, made by SK Financial Services Corp. in favor of the Agent remains in full force and effect.

7. Conditions to Effectiveness. This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, each in form and substance acceptable to Agent:

(a) Agent shall have received a fully executed copy of this Amendment;

(b) Agent shall have received a fully executed copy of an amendment to the Revolver Loan Documents, consenting to the dispositions contemplated by the Royal Robbins Purchase Agreement and the Phat Fashions Purchase Agreement;

(c) Agent shall have received a fully executed copy of an amendment to the Sun Loan Documents, consenting to the dispositions contemplated by the Royal Robbins Purchase Agreement and the Phat Fashions Purchase Agreement;

(d) Agent shall have received a fully executed consent to the Intercreditor Agreement consenting to this Amendment; and

(e) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

8. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party hereby represents and warrants to Agent and Lenders that, after giving effect to this Amendment:

(a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date);

(b) No Default or Event of Default has occurred and is continuing;

(c) This Amendment and the Credit Agreement, as modified hereby, constitute legal, valid and binding obligations of each Loan Party and are enforceable against each Loan Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally; and

(d) The transactions contemplated by the Royal Robbins Purchase Agreement and the Phat Fashions Purchase Agreement and the application of the Net Cash Proceeds from such transactions as described herein are in compliance with the 2009 Indenture. Parent has received an opinion as to fairness to Parent of the transactions contemplated by the Royal Robbins Purchase Agreement from a financial point of view issued by an accounting, appraisal or investment banking firm of material standing.

9. Miscellaneous.

(a) Expenses. The Loan Parties jointly and severally agree to pay on demand all expenses of Agent (including, without limitation, the fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, all in accordance with Section 3.4 of the Credit Agreement. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as modified hereby.

(b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of New York.

(c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

10. Other Agreements.

(a) Effective simultaneously with receipt of the Initial RR Consideration pursuant to Section 2 hereof, (i) the release in the form of Exhibit E hereto releasing Royal Robbins as a Borrower under the Credit Agreement and the other Loan Documents shall be automatically effective, (ii) Agent authorizes the filing of a UCC termination statement with respect to the UCC financing statement listed on Exhibit F hereto, and (iii) Agent agrees to take such further actions as may be reasonably requested by Borrowers to evidence the termination of the Liens of Agent in the assets of Royal Robbins and the release of Royal Robbins as a Borrower.

(b) Effective simultaneously with receipt of the Initial PF Consideration and the Initial RR Consideration pursuant to Section 2 hereof, (i) Agent authorizes the filing of the partial release in the form of Exhibit G hereto with respect to the UCC financing statement listed on Exhibit H hereto and (ii) Agent agrees to take such further actions as may be reasonably requested by Obligors to evidence the termination of the Liens of Agent in the PF Transferred Assets.

(c) Loan Parties agree that the Net Cash Proceeds of any consideration received by Parent in excess of the Initial RR Consideration under the Royal Robbins Purchase Agreement shall be subject to the terms of Section 2.1.6(b) of the Credit Agreement (as amended by the Third Amendment) and the Net Cash Proceeds of any consideration received by Phat Fashions in excess of the Initial PF Consideration under the Phat Fashions Purchase Agreement shall be subject to the terms of Section 2.1.6(b) of the Credit Agreement (as amended by the Third Amendment).

11. Release.

(a) In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, controversies, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Loan Party or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto which arises at any time on or prior to the day and date of this Amendment.

(b) Each Loan Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c) Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

KELLWOOD COMPANY
KELLWOOD FINANCIAL RESOURCES, INC.
(formerly known as Newkell, Inc.)
KWD HOLDINGS, INC.
PHAT FASHIONS LLC
PHAT LICENSING LLC
ZOBHA, LLC
MEOW INC.
BETH’S BOUTIQUE, LLC
AMERICAN RECREATION PRODUCTS, LLC
SIERRA DESIGNS ACQUISITION COMPANY, LLC
ROYAL ROBBINS, LLC
VINCE, LLC

By:	/s/ Keith A. Grypp
Name:	Keith A. Grypp
Title:	Senior Vice President

Signature Page to Consent and Amendment No. 3 to Credit Agreement

AGENT AND LENDER: CERBERUS BUSINESS FINANCE, LLC, As Agent and a Lender

By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	President

Consent and Amendment No. 3 to Credit Agreement

LENDERS:

A5 FUNDING L.P.
By:	A5 Fund Management LLC, its General Partner

By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	Vice President

ABLECO FINANCE LLC

By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	President

CERBERUS OFFSHORE LEVERED I L.P.
By:	COL I GP Inc., its General Partner

By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	Vice President

CERBERUS OFFSHORE LEVERED II L.P.
By:	COL II GP Inc., its General Partner

By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	Vice President

CERBERUS ONSHORE LEVERED II LLC

By:	/s/ Daniel Wolf
Name:	Daniel Wolf
Title:	Vice President

Consent and Amendment No. 3 to Credit Agreement

Agreed and acknowledged with respect to Section 5(b):

SUN KELLWOOD FINANCE, LLC

By:	/s/ Michael J. McConvery
Name:	Michael J. McConvery
Title:	Vice President

SCSF KELLWOOD FINANCE, LLC

By:	/s/ Michael J. McConvery
Name:	Michael J. McConvery
Title:	Vice President

SK FINANCIAL SERVICES CORP.

By:	/s/ Michael J. McConvery
Name:	Michael J. McConvery
Title:	Vice President

Signature Page to Consent and Amendment No. 3 to Credit Agreement